CORRECTION AND AMENDMENT

                                   TO THE

                          STOCK PURCHASE AGREEMENT

                                  AND THE

                           EMPLOYMENT AGREEMENTS


     This Correcting Amendment, dated this 2nd day of November 2006, is by and among Caneum, Inc., a Nevada corporation ("Caneum"), Tier One Consulting, Inc., a California corporation ("Tier One"), and Michael A. Willner and Robert J. Morris, each an individual.

                                  Recitals:

     WHEREAS, on March 28, 2006, the parties entered into and closed the Stock Purchase Agreement dated March 28, 2006, by and among the parties hereto (the "SPA");

     WHEREAS, attached to the SPA, and incorporated therein, were employment agreements between Caneum and Messrs Willner and Morris;

     WHEREAS, at the closing of the SPA Caneum entered into the Employment Agreement dated March 28, 2006, with Mr. Willner (the "Willner Employment Agreement") and the Employment Agreement dated March 28, 2006, with
Mr. Morris (the "Morris Employment Agreement");

     WHEREAS, Caneum had intended to provide to Messrs Willner and Morris, and these parties had negotiated to accept, employment terms similar to the employment terms the parties had had with Tier One;

     WHEREAS, as employees of Tier One, Messrs Willner and Morris had received base salaries of $120,000, with an expense allowance of approximately $80,000;

     WHEREAS, the Willner Employment Agreement and the Morris Employment Agreement erroneously designated the base salary for each party at $200,000 per year, rather than $120,000 per year;

     WHEREAS, the parties believe that the additional $80,000 per year payable to Messrs Willner and Morris should be reflected in the purchase price of the company and paid monthly to Messrs Willner and Morris under the SPA; and

     WHEREAS, as set forth herein, the parties desire to correct the mistaken allocation of the base salary and the expense allowance retroactive to the closing of the SPA.

     NOW, THEREFORE, the parties hereto mutually agree as follows:

     1. Correction of the Employment Agreements. Section 5(a) of the Willner Employment Agreement and the Morris Employment Agreement is hereby corrected and amended to reduce the amount of the annual base salary to $120,000.

     2. Correction of SPA. Section 2(b)(i) of the SPA is hereby corrected and amended to read as follows:

          Payment of Purchase Price. The purchase price for all of the Target Shares shall be $3,070,000.16 (the "Preliminary Purchase Price"), payable by wire transfer or delivery of other immediately available funds to Sellers as follows: (i) $1,375,000 at Closing;
          (ii) the First Contingent Installment Payment (as defined in section 2(e)(viii)) in an amount up to $687,500, calculated in accordance with section 2(e)(viii), on the First Contingent Installment Payment Date (as defined in section 2(e)(viii));
          (iii) the Second Contingent Installment Payment (as defined in section 2(e)(ix)) in an amount up to $687,500, calculated in accordance with section 2(e)(ix), on the Second Contingent Installment Payment Date (as defined in section 2(e)(ix)), and (iv) $6,666.67 on the last day of each calendar month to each Seller, in each case so long as the Seller is employed by Seller on the last day of such month. The Preliminary Purchase Price, except as provided in subparagraph (iv) of this paragraph, shall be allocated between Sellers in proportion to their respective holdings of Target Shares as set forth in section 4(b) of the Disclosure Schedule. The Preliminary Purchase Price, except for the payments in subparagraph
          (iv) of this paragraph, shall be subject to post-Closing adjustment as set forth below in this section 2.

     3. Retroactive Effect of this Amendment. This Correcting Agreement shall be effective as of the closing of the SPA on March 28, 2006.

     4. Republication of Agreements. Except as amended hereby, the SPA, the Willner Employment Agreement, and the Morris Employment Agreement shall each continue to be, and shall remain, in full force and effect. Except as provided herein, this Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of such agreements or (ii) to prejudice any right or rights which any party thereto may now have or may have in the future under or in connection with such agreements or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     5. Incorporation of Agreements. The terms of the SPA, the Willner Employment Agreement, and the Morris Employment Agreement are incorporated herein by reference and shall form a part of this Amendment as if set forth herein in their entirety.

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

     IN WITNESS WHEREOF, each of the parties has executed this document the respective day and set forth below.

                                        Caneum, Inc.

                                        By /s/ Suki Mudan
                                           Suki Mudan, President


                                        By /s/ Luan Dang
                                           Luan Dang, Chairman
                                           Compensation Committee


                                        Tier One Consulting, Inc.

                                        By /s/ Michael A. Willner
                                           Michael A. Willner, President


                                        /s/ Michael A. Willner
                                        Michael A. Willner, Individually


                                        /s/ Robert J. Morris
                                        Robert J. Morris, Individually



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